Exhibit 10.2

SEVERANCE AND CONSULTING AGREEMENT

This Severance and Consulting Agreement (the “Agreement”), which is effective as of this 24th day of October 2006, is entered into by and between Dr. Ruth G. Shaw (the “Executive”) and Duke Energy Corporation, a Delaware corporation, and its subsidiaries and affiliates (collectively, “Duke”), with the mutual exchange of promises as consideration (collectively, the “Parties”).

Recitals

A.            WHEREAS, the Parties have agreed to the termination of the Executive’s employment effective April 30, 2007 (the “Termination Date”); and

B.            WHEREAS, as of the Termination Date, the Executive will become entitled to severance benefits under the Key Employee Severance Agreement and Release entered into by and between the Executive and Duke Energy Corporation, a North Carolina corporation, dated August 18, 1999 (the “KESA”); and

C.            WHEREAS, Duke would like to engage the Executive to provide certain consulting services to Duke as well as any successors thereto.

D.            NOW, THEREFORE, Duke and the Executive enter into the following Agreement:

Agreement

1.             KESA.  Duke agrees to provide the Executive the severance benefits described in Section 2(c) of the KESA contingent upon her continued compliance with the post-termination obligations contained in the KESA, including but not limited to, the obligations set forth in Sections 3, 4, 5 and 16 of the KESA.

2.             Consulting Arrangement.  The Executive agrees to serve as a consultant to Duke for the period beginning on May 1, 2007 and ending on April 30, 2009 (the “Consulting Period”).  The consulting services to be provided by the Executive during the Consulting Period will consist of consultation with, and advice to, the officers and managerial employees of Duke, as requested by the Chief Executive Officer of Duke Energy Corporation (or his successor), on matters relating to Duke’s business affairs about which the Executive has historical knowledge and experience.  When requested by Duke, the Executive will perform the consulting services at reasonable times, as determined by mutual agreement between Duke and the Executive; provided, however, that in no event will the Executive be required, pursuant to this Agreement, to provide more than (i) 80 hours of consulting services to Duke in any calendar month during the first twelve months of the Consulting Period, or (ii) 25 hours of consulting services to Duke in any calendar month during the second twelve months of the Consulting Period, without her consent.  With respect to the Consulting Period, the Executive will receive a consulting fee, subject to the continuous provision of consulting services, equal to $900,000 (i.e., Executive will earn consulting fees at the rate of $37,500 per month)

which amount will be paid to the Executive in equal monthly installments over a 36-month period, with the first such payment being made in May 2008.  All of the consulting services to be provided by the Executive will be performed as an independent contractor, and the Executive will not have any authority to act as an agent or representative of Duke, except to the extent expressly authorized in writing by Duke.  The Executive will perform her consulting services to the best of her abilities.  The Executive will be reimbursed for all reasonable expenses authorized by Duke and incurred by the Executive during the Consulting Period in connection with the provision of consulting services pursuant to this Agreement in accordance with the policies in effect from time to time for other consultants.  Nothing in this Agreement will prohibit the Executive from seeking or accepting other employment, engaging in any other consulting services, or participating in any other endeavor for profit, as she deems appropriate; provided, however, that in so doing, she does not breach any of her other obligations under this Agreement or the KESA; further, provided, however, that in the event the Executive becomes employed by another employer prior to the expiration of the Consulting Period, Duke, in its sole discretion, may terminate the consulting arrangement outlined in this Section 2.

3.             Retention Bonus Award.  In consideration for the severance benefits and consulting arrangements outlined herein, the Executive hereby waives her rights, if any, to a retention award and/or severance benefits under the Severance and Retention Agreement entered into between the Executive and Duke dated as of April 4, 2006 which agreement shall be null and void upon the effective date of this Agreement as determined in accordance with Section 6, without any further action by the parties hereto.

4.             Nondisclosure of Confidential Information.  The Executive acknowledges that the information, observations and data obtained by her during the Consulting Period concerning the business or affairs of Duke or any predecessor thereof (unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act) (hereinafter defined as “Confidential Information”) are the property of Duke and she is required to hold in a fiduciary capacity all Confidential Information obtained by her during the Consulting Period for the benefit of Duke.  The Executive’s obligations under this Agreement are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to Duke or its predecessors under the KESA general legal or equitable principles, and federal, state or local law.

5.             Governing Law.  This Agreement shall be interpreted, enforced and governed under the laws of the State of North Carolina, without regard to any applicable state’s choice of law provisions.

6.             Effective Date.  The Parties acknowledge and agree that this Agreement shall not become effective unless and until it is approved by the Compensation Committee of the Board of Directors of Duke Energy Corporation.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall be null and void and of no force or effect in the event the Executive does not execute any waiver and release the Executive may be required to execute in order to receive severance benefits under the KESA or timely revokes such waiver and release.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, effective as of the date first written above.

DUKE		EXECUTIVE

	/s/ James E. Rogers	/s/ Dr. Ruth G. Shaw
By:	James E. Rogers	Dr. Ruth G. Shaw
President and Chief Executive
Officer of Duke Energy Corporation